Exhibit 99.1

ECS FEDERAL, LLC AND SUBSIDIARIES AUDITED CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2017 AND 2016

ECS Federal, LLC and Subsidiaries

Table of Contents

Page
Independent Auditor's Report	1 - 2
Audited Consolidated Financial Statements
Consolidated Balance Sheets	3 - 4
Consolidated Statements of Income	5
Consolidated Statements of Members' Equity	6
Consolidated Statements of Cash Flows	7 - 8
Notes to Consolidated Financial Statements	9 - 37

Independent Auditor's Report

Members
ECS Federal, LLC
Fairfax, Virginia

We have audited the accompanying consolidated financial statements of ECS Federal, LLC and Subsidiaries, which comprise the Consolidated Balance Sheets as of December 31, 2017 and 2016, and the related Consolidated Statements of Income, Members' Equity and Cash Flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

Independent Auditor's Report (continued)

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence that we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ECS Federal, LLC and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 18 to the consolidated financial statements, the 2016 consolidated financial statements have been restated for a change in accounting method. Our opinion is not modified with respect to this matter.

Rockville, Maryland June 12, 2018

ECS Federal, LLC and Subsidiaries

Consolidated Balance Sheets
(dollars in thousands)

December 31,	2017	2016 (Restated)
Assets
Current assets
Cash and cash equivalents	$211	$2,594
Accounts receivable, net	99,841	57,554
Prepaid expenses and income taxes	9,512	764
Other current assets	889	1,016
Total current assets	110,453	61,928

Property and equipment, net	33,818	5,754

Other assets
Goodwill	113,940	56,069
Intangible assets, net	38,939	8,946
Deposits and other assets	530	321
Total other assets	153,409	65,336

Total assets	$297,680	$133,018

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ECS Federal, LLC and Subsidiaries

Consolidated Balance Sheets (continued)
(dollars in thousands)

	2017	2016 (Restated)
Liabilities and Members' Equity
Current liabilities
Current portion of notes payable	$17,361	$—
Accounts payable and accrued expenses	53,963	28,238
Accrued salaries and related liabilities	22,778	18,147
Deferred revenue	15,908	1,462
Other current liabilities	3,365	7,209
Total current liabilities	113,375	55,056

Long term liabilities
Notes payable, net of deferred financing costs and current portion	121,805	13,708
Deferred income taxes	83	195
Other long term liabilities	5,676	1,237
Total long term liabilities	127,564	15,140

Total liabilities	240,939	70,196

Commitments and contingencies

Members' equity	56,741	62,822

Total liabilities and members' equity	$297,680	$133,018

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ECS Federal, LLC and Subsidiaries

Consolidated Statements of Income
(dollars in thousands)

Years Ended December 31,	2017	2016 (Restated)

Contract revenue	$540,200	$385,376

Cost of sales	442,378	312,960

Gross Profit	97,822	72,416

Selling, general and administrative expenses	76,062	37,611
Amortization of intangible assets	11,666	7,381

Operating Income	10,094	27,424

Interest expense, net	(6,807)	(1,359)

Income before income taxes	3,287	26,065

Provision for income taxes	1,260	1,660

Net income	$2,027	$24,405

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ECS Federal, LLC and Subsidiaries

Consolidated Statements of Members' Equity
(dollars in thousands)

Balance, January 1, 2016, as previously reported	$44,368

Restatement (Note 18)	6,484
Balance, January 1, 2016, restated	50,852
Distributions	(12,435)
Net income, restated	24,405

Balance, December 31, 2016, restated	62,822
Distributions	(8,108)
Net income	2,027

Balance, December 31, 2017	$56,741

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ECS Federal, LLC and Subsidiaries

Consolidated Statements of Cash Flows
(dollars in thousands)

Years Ended December 31,	2017	2016 (Restated)

Cash flows from operating activities
Net income	$2,027	$24,405
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,733	1,852
Amortization of deferred financing costs	1,949	435
Amortization of intangible assets	11,666	7,381
Stock appreciation rights obligation expense	448	325
Remeasurement of contingent consideration	1,165	2,630
Deferred income taxes	(112)	1
(Increase) decrease in
Accounts receivable	(28,811)	(4,691)
Prepaid expenses and income taxes	124	192
Other current assets	130	(58)
Deposits and other	38	(7)
Increase (decrease) in
Accounts payable and accrued expenses	4,013	1,803
Accrued salaries and related liabilities	(502)	2,407
Deferred revenue	14,446	319
Other liabilities	4,483	(2,689)
Payments on stock appreciation rights obligations	(104)	(50)
Net cash provided by operating activities	20,693	34,255

Cash flows from investing activities
Purchases of property and equipment	(7,409)	(2,557)
Cash paid for the acquisition of IRC, net of cash acquired	(101,213)	—
Cash paid for the acquisition of contracts	(300)	(680)
Cash paid for contingent consideration	(5,397)	—

Net cash used by investing activities	(114,319)	(3,237)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ECS Federal, LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)
(dollars in thousands)

Years Ended December 31,	2017	2016 (Restated)

Cash flows from financing activities
Payments of deferred financing costs	(4,162)	—
Proceeds from note payable	163,372	12,034
Payments on note payable	(59,859)	(28,034)
Distributions	(8,108)	(12,435)
Net cash provided (used) by financing activities	91,243	(28,435)

Net change in cash and cash equivalents	(2,383)	2,583

Cash and cash equivalents at beginning of year	2,594	11
Cash and cash equivalents at end of year	$211	$2,594

Supplemental information:
Interest paid	$4,304	$733

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

1.	Organization and significant accounting policies
Organization: ECS Federal, Inc. (an S Corporation) was incorporated in April 1993 under the laws of the state of Florida. On March 24, 2015, ECS Federal, Inc. was converted to ECS Federal, LLC (ECS), a Delaware limited liability company, as part of a corporate restructuring (Note 15). ECS is headquartered in Fairfax, Virginia.
ECS provides its customers with high‑end information technology, advanced engineering, and systems integration services and solutions. Substantially all of ECS' revenue is derived from contracts with the U.S. Government, either directly as a prime contractor or as a subcontractor. ECS primarily conducts business throughout the United States.
KSH Solutions, Inc. (KSH) was incorporated under the laws of the state of Texas and is headquartered in San Antonio, Texas, with a corporate service center in Charleston, South Carolina. KSH is a provider of enterprise wide information assurance and support, with a specialty in healthcare operations.
InfoReliance LLC (IRC), is a Virginia limited liability company that was formerly known as InfoReliance Corporation and was incorporated under the laws of the Commonwealth of Virginia and commenced operations on March 14, 2000. IRC is engaged in custom database and application development services including full lifecycle development of knowledge management, data warehousing, e-commerce, and web and client server solutions for the U.S. Government and commercial customers.

SEWP Solutions, LLC (SEWP) is a Virginia limited liability company that was formed on April 17, 2013. SEWP is a joint venture formed for the purpose of bidding on contracts with the U.S. Government. IRC owns 70% of the membership interests in the joint venture. The Company accounts for its investment under the equity method of accounting. SEWP is an unpopulated joint venture.

InfoReliance Solutions JV (IRS JV) is a joint venture general partnership that was formed on June 26, 2014. IRS JV is a joint venture formed for the purpose of bidding on contracts with the U.S. Government. IRC owns 70% of the membership interests in the joint venture. The Company accounts for its investment under the equity method of accounting. IRS JV is an unpopulated joint venture of which all of the contract activity is subcontracted to the Company.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Principles of consolidation: The accompanying 2017 consolidated financial statements include the accounts of ECS, its wholly owned subsidiaries: KSH Solutions, Inc. and InfoReliance LLC, and its 70% owned subsidiaries SEWP Solutions, LLC and InfoReliance Solutions JV (collectively referred to as the Company). The 2017 Consolidated Statement of Income includes the results of operations of the acquired entity IRC, SEWP, and IRS JV from the date of acquisition to December 31, 2017 (see Note 2). On January 1, 2017, i_SW, LLC was legally dissolved into ECS and the Company remained as the surviving entity. The accompanying 2016 consolidated financial statements include the accounts of ECS and its wholly owned subsidiaries: i_SW, LLC, and KSH Solutions, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents:  For purposes of financial statement presentation, the Company considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents. The Company maintains cash balances which may exceed federally insured limits. Management does not believe that this results in any significant credit risk.
The Company reduces cash balances when payments are disbursed. Due to a time delay in disbursements clearing the bank, the Company reports negative balances in its cash disbursements accounts as a current liability. At December 31, 2017, the Company has included a negative cash balance of $7,137 in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets.

Accounts receivable:  Accounts receivable are recorded at the invoiced amount, are granted on an unsecured basis, and are typically considered past due if the invoice has been outstanding beyond sixty days of the customer's receipt of invoice. The Company does not typically charge interest on accounts receivable.
The face amount of accounts receivable is reduced by an allowance for doubtful accounts. The allowance for doubtful accounts reflects the best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known troubled accounts. All accounts or portions thereof that are deemed to be uncollectible or that require an excessive collection cost are written off to the allowance for doubtful accounts. At December 31, 2017, management deemed all accounts receivable to be collectible. The Company has provided for an allowance for doubtful accounts as of December 31, 2016 of $145.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Property and equipment: Property and equipment are recorded at the original cost, or fair value at the date of acquisition, and are being depreciated on a straight-line basis over estimated lives of three to ten years. Leasehold improvements are amortized over the life of the assets or the remaining period of the lease, whichever is shorter.

Inventory: Inventory consists of raw materials, work in process, and finished goods and is included in other current assets in the accompanying Consolidated Balance Sheets. Raw materials are stated at the lower of cost or market value. Work in process represents accumulated direct labor, materials, subcontracts and allocated indirect costs related to specific manufacturing contracts in progress, reduced by amounts identified with revenue recognized on units delivered and unliquidated progress payments. A provision is made to reduce accumulated costs on uncompleted contracts to net realizable value if losses are anticipated.
The costs attributed to units delivered under long-term production contracts are based on the estimated average cost of all units contracted to be produced and are recognized as units or performances are delivered and accepted by the customer. Contract unit cost estimates are reviewed and updated regularly over the term of contract performance. The costs attributed to units delivered under small, short-term production contracts is based on actual costs.
The carrying value of inventory is affected by obsolescence. The Company has provided an inventory allowance of $82 and $117 as of December 31, 2017 and 2016, respectively.

Investment in joint venture: The Company has an investment in Advanced Quality Alliance, LLC, a joint venture in which it owns a 49% interest. The joint venture was formed as the result of an approved Mentor-Protegé Program with the Small Business Administration (SBA). The joint venture was organized for the purposes of providing services to various authorized federal government customers for contract work as permitted by the SBA. The Company accounts for its investment under the equity method of accounting.

Consolidation of variable interest entity: A variable interest entity ("VIE") is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the party with both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact its economic performance, management considers all the facts and circumstances including the Company's role in establishing the VIE and the Company's ongoing rights and responsibilities. This assessment includes identifying the activities that most significantly impact the VIE’s economic performance and identifying which party, if any, has power over those activities. In general, the party that makes the most significant decisions affecting the VIE is determined to have the power to direct the activities of the VIE. To assess whether the Company has the obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE, management considers all of the Company's economic interests, including debt and equity interests, servicing rights and fee arrangements, and any other variable interests in the VIE. If management determines that the Company is the party with the power to make the most significant decisions affecting the VIE, and the Company has an obligation to absorb the losses or the right to receive benefits that could potentially be significant to the VIE, then the Company consolidates the VIE.

The Company evaluated the provisions of this standard as it relates to the Company's investment in Advanced Quality Alliance, LLC, (Note 7), to determine whether the joint venture is a VIE and the Company is the primary beneficiary.

Although management believes that its accounting policy is designed to properly assess its primary beneficiary status, changes to the significant judgments and assumptions used in its evaluation could produce different conclusions regarding the Company's status or non-status as a primary beneficiary. Based on these judgments and assumptions, the Company does not consider itself the primary beneficiary of the joint venture and therefore has not consolidated the entity in the accompanying consolidated financial statements. The Company has no risk of loss related to the joint venture at December 31, 2017, beyond its initial investment of $5 and outstanding contract receivables of $553.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Goodwill and identifiable intangible assets: Goodwill represents the excess of the consideration transferred in business combinations over the estimated fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed. Goodwill is tested for impairment on an annual basis, and between annual tests in certain circumstances, and written down when impaired.
Recoverability of goodwill is measured by first making a qualitative assessment (Step 0) of whether it is more-likely-than-not that a reporting unit's fair value is less than its carrying value to determine whether it is necessary to perform a quantitative goodwill impairment test. The qualitative impairment test includes considering various factors, including macroeconomic conditions, industry and market conditions, cost factors, a sustained share price or market capitalization decrease, and any reporting unit specific events. If it is determined through the qualitative assessment that a reporting unit's fair value is more-likely-than-not greater than its carrying value, the quantitative test is not required. If the qualitative assessment indicates it is more-likely-than-not that a reporting unit's fair value is not greater than its carrying value, the quantitative test must be performed. Management can elect to proceed directly to the quantitative impairment test without considering such qualitative factors.
If it is determined that a quantitative test is required (Step 1), the Company will first make a comparison of the fair value of a reporting unit with its carrying amount including goodwill. Management considers the consolidated Company as one reporting unit. In accordance with the authoritative guidance over fair value measurements, the fair value of a reporting unit is defined as the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. The Company primarily uses the income approach methodology, which includes the discounted cash flow method and an enterprise value method, and the market approach methodology, which considers values of comparable businesses, to estimate the fair value of the reporting unit. Management does not believe that a cost approach is relevant to measuring the fair value of the reporting unit.
If after performing Step 1 of the goodwill impairment test, the fair value of the equity of the reporting unit does not exceed the carrying value of equity, the Company performs a second step (Step 2) of the goodwill impairment test for the reporting unit. Step 2 measures the amount of goodwill impairment by comparing the implied fair value of the reporting unit's goodwill after estimating the fair value of specifically identifiable intangible assets, with the carrying value of that goodwill. The implied fair value of goodwill is determined using the same approach utilized to estimate the amount of goodwill recognized in a business combination.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Significant measurement judgment is required when estimating the fair value of the reporting unit including the forecasting of future operating results, the discount rates and expected future growth rates used in the discounted cash flow method of valuation, and in the selection of comparable businesses in the market approach. If the estimated fair value of the reporting unit exceeds the carrying value assigned to it, goodwill is not impaired and no further analysis is required.

Once goodwill has been assigned to a reporting unit, for accounting purposes, the goodwill is no longer directly associated with the underlying acquisitions that the goodwill originated from, but rather the reporting unit to which it has been allocated.

The Company concluded that the quantitative goodwill impairment test was not required because it was determined, through the performance of a qualitative assessment as described above, that the reporting unit's fair value is more-likely-than- not greater than its carrying value. The Company has determined there is no impairment at December 31, 2017 and 2016.

The changes in the carrying amount of goodwill for the years ending December 31, 2017 and 2016 are as follows:
	2017	2016

Balance as of January 1,	$56,069	$56,069
Acquisition of InfoReliance, LLC (Note 2)	57,871	—
Balance as of December 31,	$113,940	$56,069

Intangible assets with definitive lives were recorded at fair value on the date of acquisition and are amortized over their useful lives and are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Customer contracts and relationships are amortized over the greater of the ratio of gross revenue of the associated contracts over the estimated future revenue of the contracts or the straight-line method over the remaining estimated economic life. Non-compete agreements, software and licenses are amortized using the straight-line method over the remaining estimated economic life. Management has determined there is no impairment of intangibles at December 31, 2017 and 2016.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Deferred financing costs: The Company accounts for deferred financing costs following the Financial Accounting Standards Board (“FASB") issued Accounting Standards Update 2015-03 (“ASU 2015-03”) Simplifying the Presentation of Debt Issuance Costs as part of a simplification initiative to reduce complexity in accounting standards. Under ASU 2015-03, debt issuance costs related to a recognized debt liability are presented in the Consolidated Balance Sheets as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts.
At December 31, 2017 and 2016, $3,505 and $1,292, respectively, of unamortized net debt issuance cost are presented in the accompanying Consolidated Balance Sheets as a decrease in the related notes payable. The costs of obtaining financing have been capitalized and are being amortized on a straight line basis over approximately five years, the respective life of the note, which approximates the effective interest method. Additions to deferred financing costs for the year ended December 31, 2017 were $4,162. There were no additions to deferred financing costs during 2016. Amortization expense for the years ended December 31, 2017 and 2016 was $1,949 and $435, respectively.

Long-lived assets and impairment: The Company periodically evaluates the carrying value of long-lived assets, including, but not limited to, property and equipment from acquisitions and other assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such an asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. At December 31, 2017 and 2016, management has performed a recoverability analysis of the property and does not believe an impairment adjustment is required.

Deferred rent:  The Company recognizes the minimum non‑contingent rents required under operating leases as rent expense on a straight‑line basis over the lives of the leases, with differences between amounts recognized as expense and the amounts actually paid recorded as other liabilities on the accompanying Consolidated Balance Sheets.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Income taxes: ECS is taxed as a partnership, and therefore, does not pay Federal and state corporate income taxes since the tax attributes of the Company are reported on the members' income tax returns. IRC is a limited liability company and is a disregarded entity for tax reporting purposes. IRC is included in the consolidated tax return of ECS from the date of acquisition. ECS does pay income taxes in certain states in which flow- through entities are not recognized and an income tax provision has been recorded on the accompanying consolidated financial statements for those jurisdictions.
KSH remained a C Corporation after being acquired by ECS and as such files a separate income tax return for Federal and most state corporate income taxes. The Company has accounted for taxes in the accompanying consolidated financial statements for KSH.
Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.
The Company accounts for deferred taxes following the Financial Accounting Standards Board issued Accounting Standards Update 2015-17 ("ASU 2015-17") Income Taxes, (Topic 740) Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes for entities that present a classified statement of financial position. ASU 2015-17 provides that deferred tax liabilities and assets will be classified as noncurrent in a classified statement of financial position.
The Company evaluates uncertainty in income tax positions based on a more-likely- than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense. Tax years from January 1, 2014 through the current year remain open for examination by Federal and state tax authorities. As of December 31, 2017 and 2016, there were no accruals for uncertain positions.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Revenue: Revenue is recognized when persuasive evidence or an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and collectibility is reasonably assured. Revenue associated with work performed prior to the completion and signing of contract documents is recognized only when it can be reliably estimated and realization is probable. The Company bases its estimates on previous experiences with the customer, communications with the customer regarding funding status, and its knowledge of available funding for the contract.
Revenue from cost-type contracts is recognized as costs are incurred on the basis of direct costs plus allowable indirect costs and an allocable portion of the fixed fee. Revenue from fixed-price type contracts is recognized under the percentage-of- completion method of accounting, with costs and estimated profits included in contract revenue as work is performed. Unless it is determined as part of the Company's regular contract performance review that overall progress on a contract is not consistent with costs expected to date, the Company determines the percentage completed based on the percentage of costs incurred or labor hours to date in relation to total estimated costs or labor hours expected upon completion of the contract. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the loss anticipated on the contract. Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts.
Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenue, and are recognized in the period in which such revisions are determined.
Revenue recognized on contracts for which billings have not been presented to customers at year end is included in the accounts receivable, net classification on the accompanying Consolidated Balance Sheets.
Payments received in advance of the performance of services are included in the accompanying Consolidated Balance Sheets as deferred revenue.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

Fair value of financial instruments: The following disclosures of estimated fair value of financial instruments were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts. Cash equivalents, accounts receivable, accounts payable and other liabilities are carried at amounts which reasonably approximate their fair value amounts.

Basis of accounting: The consolidated financial statements of the Company have been prepared using the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of accounting estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain 2016 balances have been reclassified to conform with the 2017 presentation. To conform the 2016 balances with the 2017 presentation, fringe benefit costs on direct labor presented with indirect costs in 2016 have been grouped with direct labor in the accompanying Consolidated Statements of Income. Management does not believe this reclassification is material to the consolidated financial statements.

Recently issued accounting pronouncements not yet adopted: In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the existing accounting standards for revenue recognition. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, resulting in a one-year deferral of the effective date of ASU 2014-09, which will become effective for the Company on January 1, 2019. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. Various updates have been issued to clarify the guidance in Topic 606. The new standard permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of applying the guidance recognized at the date of initial application (the modified retrospective method). The Company is currently evaluating the potential effects on its financial statements as well as its accounting policies and procedures. The Company has not selected a transition method for adoption nor determined the potential effects on its financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the existing lease accounting standard and sets out principles for the recognition, measurement, presentation and disclosure of leases. Under the new guidance, a lessee will be required to recognize lease assets and lease liabilities for all leases with lease terms in excess of twelve months. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. ASU 2016-02 becomes effective for the Company on January 1, 2020. The Company is in the process of evaluating the impact of this new guidance.

Subsequent events: Management has evaluated subsequent events for disclosure in these financial statements through June 12, 2018, which is the date the financial statements were available to be issued.
On April 2, 2018, ASGN Incorporated (ASGN) acquired all of the outstanding equity interests of the Company for $775,000, resulting in ECS becoming a wholly- owned subsidiary of ASGN.

2.	Acquisitions
InfoReliance: Effective April 17, 2017, the Company entered into a Membership Interest Purchase Agreement with the members of InfoReliance, LLC (IRC), a Virginia limited liability company that was formerly known as InfoReliance Corporation, to acquire all of the membership interests of IRC. Immediately prior to closing, IRC reorganized into a limited liability company, under the laws of the Commonwealth of Virginia, and changed its corporate name to InfoReliance LLC. The aggregate purchase price was $105,639, net of cash acquired of $196 and contingent consideration of $4,230, resulting in payment of $101,213 in cash at closing, with working capital adjustments finalized subsequent to closing. IRC was headquartered in Virginia and is engaged in custom database and application development services including full lifecycle development of knowledge management, data warehousing, e-commerce, and

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

web and client server solutions for the U.S. Government and commercial customers. The acquisition was intended to expand the Company's presence in cybersecurity solutions and cloud-based offerings. Costs incurred by the Company related to the acquisition of IRC totaling $1,689 are included in the accompanying 2017 Consolidated Statement of Income as indirect costs. The acquisition was accounted for as a purchase, and accordingly, the results of operations of IRC are included in the accompanying Consolidated Statements of Income from the date of acquisition.
The Membership Interest Purchase Agreement contains provisions for additional consideration contingent on achieving qualifying contract awards within a defined time period. Based on the information available at the date of acquisition and subsequent events, it was determined that IRC would likely achieve some of the awards. As a result, the Company had recorded a liability of $4,230, net of amortized discount (Note 10), which is included in other current and long term liabilities in the accompanying 2017 Consolidated Balance Sheet.
Jacobs Technology, Inc.: In 2016, the Company finalized an Asset Purchase Agreement with Jacobs Technology, Inc. to purchase contracts for $200. The acquisition was accounted for as an asset purchase and is included in the accompanying Consolidated Balance Sheets within intangible assets (Note 6). The cost of the contracts are being amortized over a period of 3 years.

Engility, LLC: In 2016, the Company entered into an Asset Purchase Agreement with Engility, LLC to purchase certain contracts and subcontracts for $480. The acquisition was accounted for as an asset purchase and is included in the accompanying Consolidated Balance Sheets within intangible assets (Note 6). The cost of the contracts is being amortized over a period of 8 years.
Zerone, Inc.: In 2017, the Company entered into an Asset Purchase Agreement with Zerone, Inc. to purchase certain contracts for $300. The acquisition was accounted for as an asset purchase and is included in the accompanying Consolidated Balance Sheets within intangible assets (Note 6). The cost of the contracts is being amortized over a period of four years. Additional consideration is contingent on achieving fully executed modifications on the contract for option years. At December 31, 2017, $150 has been included in accounts payable and accrued expenses as contingent consideration.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The following table summarizes the fair value of consideration transferred, the amounts of assets acquired and liabilities assumed recognized at the acquisition date and the cash paid for the acquisitions in 2017:

IRC

Consideration
Cash	$101,409
Contingent consideration	4,230

Fair value of consideration	$105,639

Acquisition related costs	$1,689

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$196
Accounts receivable ‑ contracts	13,476
Prepaid expenses and other current assets	12,425
Property and equipment	26,837
Other assets	248
Customer contracts and relationships	26,917
Non-compete agreements	14,442
Accounts payable and accrued expenses	(17,483)
Accrued salaries and related liabilities	(5,132)
Note payable	(24,158)
Total net assets	47,768

Goodwill	57,871

Subtotal	105,639

Less: Cash acquired	(196)
Less: Contingent consideration	(4,230)

Total cash paid, net of cash acquired	$101,213

Goodwill is deductible for income tax purposes.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

3.	Accounts receivable	Accounts receivable at December 31, 2017 and 2016, consist of amounts due under contracts in progress. The components of accounts receivable, are as follows at December 31:
			2017	2016

		Billed receivables	$91,771	$52,622
		Unbilled receivables	8,070	5,077

		Total	99,841	57,699
		Less: Allowance for doubtful accounts	—	(145)

		Net	$99,841	$57,554

The accounts receivable are pledged as collateral for the notes payable.

Of the billed receivables as of December 31, 2017 and 2016, approximately 15% and 58%, are due from one and three customer(s), respectively. Revenue from the customer(s) generated approximately 15% and 56%, respectively, of total contract revenue for the years ended December 31, 2017 and 2016.

4.	Inventory	Inventory, included in other current assets in the accompanying Consolidated Balance Sheets, consisted of the following at December 31:
			2017	2016

		Raw materials	$551	$638
		Finished goods	148	137

		Total	699	775

		Less: Inventory valuation allowance	(82)	(117)

		Net	$617	$658

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

5.	Property and equipment	Property and equipment consisted of the following at December 31:
			2017	2016

		Furniture, office and other equipment	$2,360	$1,971
		Computer equipment	18,582	1,904
		Leasehold improvements	2,886	2,117
		Software	20,128	436
		Radar equipment	4,374	4,374
		Vehicles	5	5

		Total	48,335	10,807
		Less: Accumulated depreciation and amortization	(14,517)	(5,053)

		Net	$33,818	$5,754

		Depreciation and amortization expense was $9,733 and $1,852 for the years ended December 31, 2017 and 2016, respectively.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

6.	Intangible assets	Intangible assets consisted of the following at December 31:
			2017		2016

			Cost	Accumulated Amortization	Cost	Accumulated Amortization	Weighted Average Life

		Customer contracts and relationships	$57,339	$(30,824)	$30,122	$(22,106)	5.0
		Non‑compete agreements	17,318	(4,894)	2,876	(1,946)	3.9
		Internally developed software	425	(425)	425	(425)	5.0
		Licenses	36	(36)	36	(36)	2.0

		Total	$75,118	$(36,179)	$33,459	$(24,513)

The intangible assets have no expected residual value at the end of their useful lives. Amortization expense for the years ended December 31, 2017 and 2016 was $11,666 and $7,381, respectively. Estimated amortization expense for the next five years as of December 31, 2017 is as follows:

		Year Ending December 31			Amount
		2018				$11,258
		2019				10,018
		2020				9,566
		2021				6,404
		2022				1,603

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

7.	Equity investment	A summary of the financial information of Advanced Quality Alliance, LLC as of and for the years ended December 31, 2017 and 2016 is as follows:
			2017	2016

		Total assets	$3,261	$1,446

		Total liabilities	$3,254	$1,437

		Members' equity	$7	$9

		Revenue	$13,347	$5,929

		Net (loss) income	$(3)	$—

The Company provides contract support services to Advanced Quality Alliance, LLC. At December 31, 2017 and 2016, $553 and $423, respectively, was due from the joint venture for billed work performed and is included in accounts receivable in the accompanying Consolidated Balance Sheets. For the year ended December 31, 2017 and 2016, the Company recognized revenue of $3,205 and $2,131, respectively, for services rendered to the joint venture.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

8.	Notes payable
The Company has a credit agreement (Credit Facility) with eight financial institutions that provides for borrowings of up to $155 million under a revolving credit facility and$45 million under a term loan. The Credit Facility matures on April 17, 2022. All outstanding borrowings bear interest at the London InterBank Offered Rate (LIBOR) plus a spread of 1.60% to 2.75%, which is based on the Company's leverage ratio. The interest rate on outstanding borrowings at December 31, 2017 and 2016 was 3.86% and 2.22%, respectively. The imputed interest rate including deferred financing costs at December 31, 2017 and 2016 was 8.90% and 6.03%, respectively. The Credit Facility is secured by Company assets, including a pledge agreement for the stock ownership in all subsidiaries. The borrowings of the Company are allocated between the eight financial institutions in proportion to the maximum borrowings.

The Credit Facility allows for the issuance of letters of credit up to $7.5 million, which reduce the availability on the revolving credit facility on a dollar for dollar basis. At December 31, 2017 and 2016, $57 was outstanding as a standby letter of credit providing collateral for an operating office lease. The letter of credit is renewed annually but will not extend beyond April 20, 2023.

The Credit Facility also has available a $7.5 million swingline loan, which reduces the availability on the revolving credit facility on a dollar for dollar basis. At December 31, 2017 and 2016, there were no outstanding amounts due on the swingline loan.

The Company may request an increase in the total revolving commitment by an amount not to exceed $75 million in the aggregate, resulting in an revolving commitment of not greater than $230 million.

The agreements contain various financial covenants including leverage ratios and a minimum interest coverage ratio, computed on a consolidated basis. The Company was in compliance with all financial covenants as of December 31, 2017 and 2016.

With the acquisition of IRC (Note 2), the Company assumed a note payable agreement with a financial institution for the purchase of equipment and software. The note payable bears interest at 6.36%. Payments of $1,411, which include principal and interest, are due monthly. All accrued and unpaid interest shall be due and payable in full on September 28, 2018. The loan is secured by the Company's business assets related to the contract for which the equipment and software was purchased.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

	2017	2016
Revolving credit facility, net of deferred financing costs of $3,505 and $1,292, respectively	$81,586	$13,708
Term loan under Credit Facility	43,875	—
Note payable assumed with IRC acquisition	13,705	—
Total	139,166	13,708
Less: Current portion	(17,361)	—
Long-term portion	$121,805	$13,708

The following is a schedule of future principal maturities of the term loan and note payable:

Year Ending December 31	Total

2018	$17,361
2019	3,375
2020	4,219
2021	4,500
2022	28,125

Total	$57,580

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

9.	Income taxes	For the years ended December 31, 2017 and 2016, the components of the provision for income taxes consisted of:
			2017	2016

		Current
		Federal	$1,070	$1,251
		State	302	408

		Total	1,372	1,659

		Deferred
		Federal	(102)	1
		State	(10)	—

		Total	(112)	1

		Provision for income taxes	$1,260	$1,660

The provision for income taxes for the years ended December 31, 2017 and 2016 reflected in the accompanying consolidated financial statements varies from the amount which would have been computed using statutory rates as follows:

			2017	2016

		Federal income tax provision, computed at statutory rates	$1,084	$1,331
		State income tax provision, net of federal income taxes	326	415
		Change in effective income tax rates	(40)	—
		Permanent and other differences	(110)	(86)

		Provision for income taxes	$1,260	$1,660

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The net deferred income tax liability represents an estimate of the income tax that will be due in future periods from the cumulative temporary differences recognized for financial reporting purposes from that recognized for income tax reporting purposes. At December 31, 2017 and 2016, the components of these temporary differences and the deferred tax liability were as follows:

			2017	2016

		Property and equipment	$(283)	$(419)
		Accrued salaries and related liabilities	200	224

		Net temporary differences	$(83)	$(195)

On December 22, 2017, the U.S. Tax Cuts and Jobs Act, or Tax Act, was enacted by the U.S. government. Among other provisions, the Tax Act reduced the federal corporate tax rate to 21% from the existing maximum rate of 35%, effective January 1, 2018. The Company recorded a tax benefit of $40 related to the revaluation of the net deferred tax liability for the year ended December 31, 2017.

10.	Fair value
The Company values certain liabilities at fair value in accordance with a three‑tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;
Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

The fair value of liabilities measured on a recurring basis as of December 31, 2017 and 2016 are as follows:
	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Contingent consideration as of December 31, 2017	$—	$—	$5,834	$5,834

Contingent consideration as of December 31, 2016	$—	$—	$5,836	$5,836

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

A financial instrument's level within fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Level 3 value of contingent consideration was developed utilizing the terms of the purchase agreements, present value factors and the estimated probability of future payments.

The original amount of contingent consideration of $3,206 was recorded in 2015 with the acquisition of KSH and is included in the accompanying Consolidated Balance Sheets in other current and long term liabilities. This amount was estimated using target gross profit levels in future years and discounted using a rate of 2%. Gross profit levels as of December 31, 2016 and 2017 exceed original expectations. As a result, the Company adjusted the value of contingent consideration accordingly.

The amount of contingent consideration of $4,230 recorded in 2017 with the acquisition of IRC included in the accompanying Consolidated Balance Sheets in other current and long term liabilities was estimated using a potential earnout and probability of contract awards in future years and discounted using a rate of 3.25%.

		A schedule of the changes in Level 3 contingent consideration is as follows:
			2017	2016

		Beginning balance, January 1	$5,836	$3,206
		Remeasurement	1,165	2,630
		Contingent consideration with the acquisition of IRC	4,230	—
		Payment of contingent consideration	(5,397)	—
		Ending balance, December 31	$5,834	$5,836

11.	Retirement plans
ECS: ECS sponsors a tax deferred retirement plan under the provisions of Section 401(k) of the Internal Revenue Code (IRC) to provide retirement benefits for all eligible employees. The Plan is a traditional safe harbor matching contribution plan. Under the plan, employees become eligible to participate immediately. The participants may contribute a percentage of their gross annual earnings subject to IRC limitations. ECS provides a matching contribution equal to 100% of participant contributions that do not exceed the first 3% of their compensation, and 50% of participant contributions that do not exceed the next 2% of their compensation. Participants vest 100% in both their voluntary contributions and matching contributions. For the years ended December 31, 2017 and 2016, the Company made contributions of $3,079 and $3,290, respectively.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

i_SW: i_SW sponsored a tax deferred retirement and profit sharing plan under the provisions of Section 401(k) of the IRC to provide retirement benefits for all eligible employees. Participating employees were able to voluntarily contribute amounts subject to IRC limitations. i_SW, at its discretion, was able to make profit sharing contributions. For the year ended December 31, 2016, i_SW's Plan made contributions of $426. During 2016, I_SW's Plan was liquidated and merged with the ECS plan.

KSH: KSH sponsors a defined contribution plan under the provisions of Section 401(k) of the IRC to provide retirement benefits for all eligible employees. Employees become eligible to participate beginning in the month following their date of hire. Employee contributions are subject to IRC limitations. KSH may elect annually to match employee contributions up to 2% of annual base pay with an annual maximum of $2 per employee. KSH can also elect to make profit sharing contributions to the plan at management's discretion. The plan requires 1 hour of service to participate in profit sharing contributions. For the years ended December 31, 2017 and December 31, 2016, KSH made contributions of $904 and $360, respectively.

IRC: IRC maintains a 401(k) Plan to provide retirement and incidental benefits and covers substantially all employees. Plan participants may contribute a percentage of their annual compensation to the Plan up to the maximum amount allowed by the Internal Revenue Service. The Plan provides for discretionary contributions. Such contributions are allocated among eligible participants in proportion to their annual salaries compared to the total salaries of the participants. IRC matches half of the employee contributions up to 6% of the employee's gross annual salary. Company matching contributions to the Plan were $372 for the period from acquisition to December 31, 2017. No discretionary contributions were made to the Plan in 2017.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

12.	Operating leases
The Company is obligated, as lessee, under non‑cancelable operating leases for office space in various locations. The lease terms expire at various dates through 2022. The minimum payments required under the leases are expensed on a pro rata basis over the term of the leases.

The following is a schedule by years of future minimum rental payments required under the operating leases that have an initial or remaining non‑cancelable lease term in excess of one year as of December 31, 2017:

		Year Ending December 31	Total

		2018	$5,520
		2019	4,166
		2020	3,347
		2021	3,487
		2022	616

		Total	$17,136

		Total rent expense for the years ended December 31, 2017 and 2016 was $4,238 and $4,207, respectively.

13.	Related party transactions
The Company provides contract support services to and receives contract support from the majority member of Advanced Quality Alliance, LLC. During the years ended December 31, 2017 and 2016, the Company recognized revenue of $249 and $1,301, respectively, for the services performed and had $246 and $173 of accounts receivable outstanding from the company as of December 31, 2017 and 2016, respectively. During 2017 and 2016, the Company recognized expenses of $3,195 and $4,696, respectively, for the contract support services received. As of December 31, 2017 and 2016, $1,303 and $2,373, respectively, due to the other company was included in accounts payable and accrued expenses.

14.	Contract status
Provisional indirect cost rates: Billings under cost‑based government contracts are calculated using provisional rates which permit recovery of indirect costs. These rates are subject to audit on an annual basis by the government agencies' cognizant audit agency. The cost audit will result in the negotiation and determination of the final indirect cost rates which the Company may use for the periods audited. The final rates, if different from the provisional rates, may create a receivable or a liability.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

As of December 31, 2017, the Company has negotiated final settlements on indirect cost rates through December 31, 2015. The Company periodically reviews its cost estimates and experience rates, and adjustments, if needed, are made and reflected in the period in which the estimates are revised. In the opinion of management, redetermination of any cost-based contracts for the open years will not have a material effect on the Company's financial position or results of operations. Management has provided an accrual for over-applied provisional billings in the amount of $1,821 and $1,275 at December 31, 2017 and 2016, respectively, which is included in other current liabilities in the accompanying Consolidated Balance Sheets.

		Contract backlog: The Company has authorized but uncompleted contracts in progress at December 31, 2017, approximately as follows:
		Total contract price of initial contract awards including modifications, exercised options, and approved change orders	$1,351,535
		Completed to date	(1,064,644)

		Authorized backlog	$268,891

		The foregoing contracts contain unexercised options and unfunded amounts not reflected in the above amounts totaling approximately $1,191,310 at December 31, 2017.
15.	Members' and stockholders' equity
In March 2015, a holding company, ECS Federal Holding Co., an S Corporation, was created by the stockholders of ECS Federal, Inc. and on March 23, 2015, the stockholders contributed all of ECS Federal, Inc.'s shares to ECS Federal Holding Co. in exchange for stock of the holding company and ECS Federal, Inc. became a Qualified Subchapter S Subsidiary. On March 24, 2015, ECS Federal, Inc. was converted to ECS Federal, LLC.
On March 14, 2015, the Company entered into a Membership Purchase Agreement which became effective on March 31, 2015, selling a 45% interest in ECS Federal, LLC to a private equity holder.
Effective with the conversion and amended with the Membership Purchase Agreement, the Company executed a Limited Liability Company Agreement. Under this agreement, the Company is authorized to issue Class A-1, Class A-2, and Class P-1 interests. The total membership interests or other equity interests that the Company shall have the authority to issue is unlimited. The Company has issued Class A-1, Class A-2, and Class P-1 interests. The Members holding voting interests shall vote together as a single

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

class on all matters on which they are specifically entitled to vote pursuant to the Agreement. Each Member holding voting interests shall have voting power in proportion to such Member's percentage interest attributable to the voting interests held by such Member as compared to the percentage interest attributable to the voting interests of all Members entitled to vote. The Company shall have a Board of Managers, which has exclusive rights and responsibilities to direct the business of the Company. Each Member holds preemptive rights in the event of a proposed issuance of securities by the Company to purchase the securities.

Upon the consummation of any merger, consolidation, reorganization, recapitalization, similar or other transaction in which two of the majority members cease to own, directly or indirectly, in the aggregate at least a majority of the voting power of the Company, or sale or other disposition of all or substantially all the assets of the Company, all cash proceeds or other consideration paid to the Company, net of any transaction fees, shall be distributed to the Members as a product of percentage interests of the holders in order of priority: first that Class A-1 interests receive an amount sufficient to generate an internal rate of return equal to 20% with respect to such holder's capital contributions and so that Class A-1 interests receive a distribution equal to their percentage interest less 5%; second that Class A-2 interests receive an amount equal to such holder's capital contributions; third that Class P-1 interest receive an amount equal to $18,500; and last any remaining amounts to Class A-2 interest and P-1 interests on a pro rata basis.

The Board of Managers shall cause the Company to distribute to each Member, with respect to each quarterly estimated tax period, an amount of cash equal to the estimated net taxable income of the Company effected for applicable tax rates.

On any date prior to the fifth anniversary of the Agreement, and except for a transfer specifically permitted by the Agreement, no Member may, directly or indirectly, transfer any Membership Interests held by such Member without the written consent of all the other Members. If, at any time on or after the fifth anniversary of the Agreement, either of the majority members proposes to sell or otherwise dispose of any of its Membership Interests, such Member shall provide to the other Member a right of first offer.

16.	Compensation plans
The Company has adopted a Stock Appreciation Rights Plan (Plan) and entered into stock appreciation rights agreements with certain key employees. The purpose of the Plan is to provide deferred compensation to selected employees of the Company to create incentive to increase the value of and to contribute to the success of the Company. The Plan permits issuance of up to 1,600,000 stock appreciation rights. The rights vest beginning in the year following the grant date and each year thereafter at 10% per year through year six with a maximum vesting of 50% based on service.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

If there is a change in control, all of the unvested rights shall become 100% vested. Rights shall become payable upon a change in control, a grantee attaining age 65 and completing 10 years of continuous service, or termination of the grantee's employment. Rights are assigned a value either based upon the notional equity value of the Company as determined by the Board of Managers with a 40% discount for lack of marketability and control or an annual valuation of the Company's common stock as determined by the Board of Managers. The increase in the value of the rights over the vesting period is recorded as compensation expense. During the years ended December 31, 2017 and 2016, 126,000 and 72,500, respectively, stock appreciation rights were granted. As of December 31, 2017 and 2016, 582,184 and 543,696, respectively, stock appreciation rights were outstanding, net of forfeitures. During the years ended December 31, 2017 and 2016, stock appreciation rights of 50,233 and 53,014, respectively, were vested. Compensation expense related to awards was $448 and $325, respectively, for the years ended December 31, 2017 and 2016. At December 31, 2017 and 2016, the Company has recorded a liability of $834 and $490, respectively, related to the Plan in other long term liabilities in the accompanying Consolidated Balance Sheets.

17.	Commitments and contingencies
The Company has been named as a defendant in various claims and other legal actions arising in the normal course of business. The Company believes the claims are without merit and intends to vigorously defend its position. In the opinion of management, the outcome of these matters will not have a materially adverse effect on the financial condition, results of operations or cash flows of the Company.
The U.S. government is facing substantial fiscal and economic challenges that are affecting funding for its non-discretionary and discretionary budgets. The funding of U.S. government programs is subject to an annual Congressional budget authorization and appropriations process which have not followed normal practices in recent years.

ECS Federal, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(dollars in thousands)

18.	Restatement to previously issued consolidated financial statements
The Company restated its previously issued consolidated financial statements due to a change in method of accounting. In 2014, the Company previously adopted ASU No. 2014-02, the private company accounting alternative intended to simplify the goodwill accounting model. In 2015, the Company previously adopted ASU No. 2014-18, the private company accounting alternative intended to simply business combinations by recognizing certain identifiable assets as a component of goodwill. Due to a business combination with a public reporting entity in 2018, the Company is expecting to meet the definition of a public business entity. As such, the Company is required to retrospectively apply U.S. GAAP for public companies in all prior periods. The change removes the impact from the amortization of goodwill, requires the Company to perform a goodwill impairment test using a two-step approach which was performed at the consolidated level, and records intangible assets and related amortization expense in business combinations from 2015 and 2016. As a result, goodwill amortization expense of $8,509, for the years ended December 31, 2015 and 2014, was reversed and intangible amortization expense for the year ended December 31, 2015 of $2,025 was recorded due to the change in accounting method, resulting in a net increase in Members' Equity of $6,484. For the year ended December 31, 2016, previously recorded goodwill amortization expense of $6,773 was reversed and intangible amortization expense of $3,308 was recorded due to the change in accounting method, resulting in a net increase in previously recognized net income and Members' Equity of $3,465.